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                                                                       EXHIBIT 4

                                 March 14, 1999

The Board of Directors
Haskel International, Inc.
100 E. Graham Place
Burbank, CA 91502

Members of the Board of Directors:

     We understand that Haskel International, Inc. ("Haskel" or the "Company") is contemplating a transaction pursuant to which HI Holdings Inc. ("HI Holdings") would acquire all of the outstanding Class A and Class B shares (the "Shares") of Common Stock of the Company (the "Transaction"). The Transaction will be effected through a merger (the "Merger") by HI Merger Subsidiary, Inc. ("Acquisition Corp."), an indirect wholly-owned subsidiary of HI Holdings, with the Company pursuant to which, among other things, (i) the Company would become an indirect wholly-owned subsidiary of HI Holdings, (ii) each outstanding Share (other than treasury Shares) would be converted into the right to receive $12.90 in cash (the "Transaction Consideration"), and (iii) concurrent with the consummation of the Merger, the holder of each outstanding option to purchase Shares not previously exercised would receive in cash, upon cancellation of such option, an amount equal to the positive difference, if any, between $12.90 and the exercise price per Share of such option multiplied by the number of Shares subject to such option. The terms and conditions of the Transaction are more fully described in the proposed Agreement and Plan of Merger (the "Merger Agreement").

     You have requested that Schroder & Co. Inc. ("Schroders") render an opinion (the "Opinion"), as investment bankers, as to the fairness, from a financial point of view, of the Transaction Consideration to be received by the stockholders of the Company.

     Schroders, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Schroders has acted as financial advisor to Haskel with respect to the Transaction for which we will receive a fee for our services, a significant portion of which is contingent upon consummation of the Transaction.

     In connection with the Opinion set forth herein we have, among other things:

- reviewed a draft, dated March 14, 1999, of the Merger Agreement;

- visited the executive offices and operations of the Company in Burbank, CA;

- reviewed the Company's Annual Reports on Form 10-K for the fiscal years ended May 31, 1994 through 1998, including the audited consolidated financial statements contained therein;

- reviewed the Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1998, including the unaudited consolidated financial statements contained therein;

- reviewed historical financial results of the Company and its subsidiaries prepared by management;

- had discussions with the senior management of the Company regarding the business, operations and prospects of the Company and its subsidiaries;

- reviewed projections of the Company prepared by the management;

- researched certain publicly available information on industry in which the Company operates;

- performed various analyses, as we deemed appropriate, of the Company using generally accepted analytical methodologies, including (i) an analysis of premiums paid in public merger and acquisition transactions; (ii) the application of the public trading multiples of companies which we deemed comparable to the Company; (iii) the application of the multiples reflected in recent merger and acquisition transactions involving businesses which we deemed comparable to the financial results of the Company; and (iv) discounting the projected cash flows of the Company's operations;

- solicited indications of interest from 103 potential buyers;

- reviewed historical trading prices and volume of the Company's common stock;
  and

- performed such of the financial studies, analyses, inquiries and investigations, as we deemed appropriate.
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The Board of Directors
Haskel International, Inc.
March 14, 1999
Page 2

     In rendering the Opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company or obtained by us from other sources, and upon the assurance of the Company's management that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have not independently verified such information, undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company, or been furnished with any such appraisals. With respect to financial forecasts for the Company, we have been advised by the Company, and we have assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and judgment of management as to the expected future financial performance of the Company.

     You have advised us that the Company does not disclose internal forecasts or projections of the type provided to Schroders and, further, such forecasts were prepared solely by the Company's operating management. Thus, such forecasts were not prepared with the expectation of public disclosure and only represent management's view of possible financial results for the Company. You have advised us that such forecasts and projections were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

     The Opinion is necessarily based upon financial, economic, market and other conditions as they exist, and the information made available to us, as of the date hereof. We disclaim any undertakings or obligations to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to our attention after the date of the Opinion.

     In the ordinary course of our business, we may hold and actively trade securities of the Company (including the Shares) for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     The Opinion does not constitute a recommendation as to any action the Board of Directors of the Company or any stockholder of the Company should take in connection with the Transaction or any aspect thereof and is not a recommendation to any person on how such person should vote in the consideration of the Merger. The Opinion relates solely to the fairness, from a financial point of view, of the Transaction Consideration to the stockholders of the Company. We express no opinion herein as to the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the merger or the decision of the Board of Directors of the Company to proceed with the Merger, nor, do we express any opinion on the structure, terms or effect of any other aspect of the Transaction.

     This Opinion has been prepared at the request and for the use of the Board of Directors of the Company and shall not be reproduced, summarized, described or referred to, or provided to any other person, without Schroders' prior written consent, except that this letter may be reproduced in full, subject to our review and consent to the manner of reproduction and distribution, in filings with the Securities and Exchange Commission that are necessary in connection with the Merger.

     Based upon and subject to all of the foregoing, we are of the opinion, as investment bankers, that the Transaction Consideration is fair, from a financial point of view, to the stockholders of the Company other than HI Holdings, Acquisition Corp. and their affiliates.

                                          Very truly yours,

                                          /s/ SCHRODER & CO. INC.
                                          SCHRODER & CO. INC.